                                                                 EXHIBIT 10.10




                               WASHINGTON MUTUAL

                         DEFERRED COMPENSATION PLAN FOR
                      CERTAIN HIGHLY COMPENSATED EMPLOYEES

                  INITIALLY ADOPTED EFFECTIVE JANUARY 1, 1997
                 AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997


         This Deferred Compensation Plan was initially adopted by Washington Mutual, Inc. effective January 1, 1997. This Plan covers those highly compensated employees who are not eligible under the Deferred Compensation Plan for Directors and Certain Highly Compensated Employees, which was initially adopted on February 17, 1987. This Plan is hereby amended and restated in its entirety, effective as of January 1, 1997, to provide as follows:


1.       DEFINITIONS.

         1.1 "Account" means a separate bookkeeping account established for each Participant on the books of the Company that employs the applicable Participant for the purpose of recording amounts of Compensation deferred by such Participant and income earned thereon, pursuant to the provisions of this Plan.

         1.2     "Board" means the Board of Directors of WM, Inc.

         1.3 "Annual Bonus" has its usual and ordinary meaning. It is not intended to include commissions or other similar variable compensation, and is not intended to include bonuses for services for less than the full calendar year.

         1.4 "Code" means the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

         1.5 "Company" means WM, Inc., or any direct or indirect subsidiary of WM, Inc. With respect to any Participant or former Participant, the term "Company" means the Company by whom the Participant is currently employed, or was last employed in the case of a former Participant.

         1.6 "Compensation" means salary, Annual Bonus, quarterly or semi-annual bonuses, commissions, variable compensation, and other direct compensation payable by a Company to an Eligible Employee for employment by the Company. The term "Compensation" shall not include reimbursement for expenses incurred by the Eligible Employee, or contributions to or benefits accrued under any Retirement Plan.

         1.7 "Effective Date" means January 1, 1997, the effective date of this Plan.




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         1.8     "Eligible Employee" means each employee of any Company who, at the time of making an election under this Plan, is reasonably anticipated to receive Compensation of more than $100,000 (before any and all elections under this Plan) for services during the calendar year to which the election relates. The foregoing notwithstanding, employees who are eligible to participate in the Deferred Compensation Plan for Directors and Certain Highly Compensated Employees (initially adopted February 17, 1987) during any given Plan Year are not "Eligible Employees" under this Plan for that Plan Year.

         1.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         1.10 "Final Payment Date" means the date of any payment to a Participant or former Participant attributable to amounts deferred hereunder which reduces such Participant's or former Participant's Account to zero.

         1.11 "Participant" means any Eligible Employee who has elected to defer Compensation under this Plan.

         1.12 "Plan" means this plan for the deferral of Compensation, as it may be amended from time to time.

         1.13 "Plan Administration Committee" or "Committee" means such person or persons appointed under the provisions of Section 6 hereof to administer and interpret the terms of the Plan.

         1.14 "Plan Year" means the 12 consecutive month period commencing each January 1 and ending each December 31.

         1.15 "Retirement Plan" means any defined benefit or defined contribution plan qualified under Section 401(a) of the Code, and which is sponsored by one or more Companies.

         1.16 "Termination Date" means the date on which an Eligible Employee ceases to be an Eligible Employee, for any reason.

         1.17 "WM, Inc." means Washington Mutual, Inc., a Washington corporation.


2.       DEFERRAL ELECTION.

         2.1     Election to Defer Compensation.

                 (a) Any Eligible Employee may elect at any time on or prior to 15 days preceding the first day of any calendar quarter, commencing April 1, 1997, and each calendar quarter thereafter, to defer the receipt of all or any portion of his or her Compensation for services to be rendered in the immediately following calendar quarter or quarters (not including any Annual Bonus). In the case of a bonus determined on less





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         than an annual basis (e.g., a quarterly or semi-annual bonus), the deferral election must be made on or prior to 15 days preceding the first day of the first calendar quarter in which any services will be rendered that relate, in whole or in part, to the bonus in question.

                 (b) In addition to the foregoing, for the first calendar quarter of 1997, any Eligible Employee may elect, within 30 days of receiving written notification of this Plan, to defer the receipt of all or any portion of his or her Compensation for services to be rendered in that calendar quarter after the date of the Eligible Employee's election (not including any Annual Bonus), provided that the service period covered by the election may not begin until the first day of the next full payroll period after the election is made (for instance, an election made on January 10, 1997 would first become effective for the payroll period January 15, 1997 to January 31,
         1997).

                 (c) Notwithstanding anything in this Section 2.1 to the contrary, any amount to be deferred under this Plan shall not reduce the current Compensation of the Participant below the total amount which is to be withheld from the Participant's Compensation pursuant to a requirement of law or pursuant to an elected optional payroll deduction.

                 (d) The parties hereto understand that this Plan does not determine or affect any Participant's entitlement to any bonus. Accordingly, in the event that a Participant elects to defer a percentage of any potential bonus which is not ultimately awarded, such election shall be null and void.


         2.2     Election to Defer Annual Bonus.

                 (a) Commencing with any Annual Bonus which may be awarded for services in the 1998 Plan Year or for each Plan Year thereafter, each Eligible Employee may elect to defer a certain percentage amount, up to 100%, of any such Annual Bonus which may be awarded by the Company. Each such election must be made on or before December 31 of the calendar year preceding the Plan Year in respect to which the Annual Bonus may be awarded. For example, for an Annual Bonus for services rendered during the Plan Year 1998, any Annual Bonus deferral election must be made by December 31, 1997.

                 (b) In addition to the foregoing, for any Annual Bonus which may be awarded for services in the 1997 Plan Year, any Eligible Employee may elect, within 30 days of receiving written notification of this Plan, to defer a certain percentage amount, up to 100%, of any such Annual Bonus which may be awarded by the Company.

                 (c) The parties hereto understand that this Plan does not determine or affect any Participant's entitlement to any Annual Bonus. Accordingly, in the event that a Participant elects to defer a percentage of his or her potential Annual Bonus which is not ultimately awarded, such election shall be null and void.




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         2.3     Form and Manner of Election.  Any election under Section 2.1 or Section 2.2 shall be made in writing and in such form and manner as may be prescribed by the Plan Administration Committee. The election shall specify such items as the Committee shall reasonably require, including but not limited to:

                 (a) The amount to be deferred, either as a specific dollar amount or as a percentage of Compensation. Each election of a dollar amount shall be not less than $300 for each calendar quarter. Each election of a percentage amount shall be not less than 15% of Compensation for each calendar quarter; provided, however, that an election under Section 2.2 with respect to any Annual Bonus that may be granted by the Company shall be only in such percentage amount as determined by the Participant;

                 (b) One of the applicable payment options designated under Section 2.4 below, unless an option has previously been designated, in which event the election need include such a designation only if a change from the existing designated payment option is desired;

                 (c)      A payment commencement date as specified under
         Section 2.5 below, unless a payment commencement date has previously been designated, in which event the election need include such a designation only if a change from the existing designated commencement date is desired; and

                 (d) A designated beneficiary or beneficiaries as provided in Section 3 hereof.

         2.4     Payment Options.  At the time of making an election under
Section 2.1 or Section 2.2, the Participant shall specify one of the following payment options:

                 (a) Payment of the entire Account balance in a single lump sum payment.

                 (b) Payment of the Account balance in monthly installments over a period certain not to exceed 10 years, with each installment to be an amount equal to the Account balance as of the date of payment divided by the number of installments remaining to be paid, including the current installment; provided, however, that no monthly installment may be less than $300.

                 If a Participant fails to specify a payment option described above, option (a) shall apply. If a Participant designates different payment options at different times, the last payment option elected shall apply.

         2.5 Commencement of Payment. At the time of making a deferral election under Section 2.1 or Section 2.2, the Participant shall irrevocably specify the date for the commencement of payment of the Compensation deferred pursuant to that election. If a Participant fails to specify a payment date, payment shall be made or commenced, as the case may be, on the first day of the month immediately following such Participant's Termination Date. A Participant may designate different payment commencement dates to apply to separate deferral elections. A payment date may be a date certain, or may be a date related to an




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employment event such as the date of termination of employment or retirement, or may be a date related to any other objectively determined event acceptable to the Plan Administration Committee. The payment commencement date may not be modified with respect to deferrals elected at the time the payment commencement date is designated. Subsequent deferral elections may specify a different payment commencement date for those deferrals.

         2.6     Modification of Election.

                 (a) A Participant's election under Section 2.1 above shall continue from calendar quarter to calendar quarter until the election is terminated pursuant to Section 2.7 below, or the election is modified; provided that an election modification must be made at least 15 days prior to the first day of such calendar quarter; and provided further that if an election has been made to defer compensation that is for services to be rendered during more than one calendar quarter (e.g., a semi-annual bonus), any modification of that election must be made at least 15 days prior to the first day of the first calendar quarter in which any services are to be rendered that relate, in whole or in part, to the element of Compensation that was deferred. A Participant's election under Section 2.2 above is effective only for the Plan Year for which the election is made. Any modification of such election must be made prior to January 1 of the Plan Year for which the Annual Bonus may be awarded.

                 (b) Payment options may be modified at any time more than 30 days prior to the Participant's payment commencement date. As provided in Section 3 hereof, Beneficiary designations may be modified at any time. Payment commencement dates may not be modified. Any modification of an election pursuant to this Section 2.6 shall be ineffective unless it is made in writing and is timely delivered to the Plan Administration Committee, in such form as shall be reasonably required by the Committee.

         2.7 Termination of Election. A Participant's deferral election under Section 2.1 above shall terminate upon the earlier of: (a) the first day of the calendar quarter immediately following the date on which the Plan Administration Committee receives from such Participant written notice stating that his or her election is terminated (provided that if an election has been made to defer compensation that is for services to be rendered during more than one calendar quarter (e.g., a semi-annual bonus), any termination of that election must be done at least 15 days prior to the first day of the first calendar quarter in which any services are to be rendered that relate, in whole or in part, to the element of Compensation that was deferred); (b) such Participant's Termination Date; or (c) termination of this Plan. In the event of a voluntary termination of an election by the Participant pursuant to clause
(a) above, the Participant may not defer additional amounts until a timely election is made to defer Compensation which is payable in a subsequent calendar quarter, as provided in Section 2.1 hereof.





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3.       BENEFICIARY DESIGNATION.

         3.1 Designation of Beneficiary. At the time of making an election under Section 2.1 or Section 2.2 hereof, a Participant shall designate a person or persons as the Participant's beneficiary or beneficiaries (both primary as well as secondary) to whom payment under this Plan shall be made in the event of the Participant's death prior to complete distribution of such Participant's Account balance under the Plan. Each beneficiary designation shall become effective only when filed in writing with the Plan Administration Committee during the Participant's lifetime on a form prescribed by the Committee. Such payments shall be made to the primary beneficiary if such person survives the Participant. If not, such payments shall be made to the secondary beneficiary if such person survives the Participant, and if not, then payments will be made in accordance with the provisions of Section 3.3 below. If a beneficiary dies at a time such beneficiary is entitled to receive payments hereunder, the remaining payments shall be made to such beneficiary's estate, as provided in
Section 3.4 below.

         3.2 Filing New Designation. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed.
Any finalized divorce, dissolution or annulment of marriage or any new marriage of a Participant subsequent to the date of filing of a beneficiary designation form shall revoke such designation.

         3.3 Failure to Designate. If a Participant fails to designate a beneficiary as provided above, or if a Participant's beneficiary designation is revoked by marriage, divorce, dissolution, annulment or otherwise without execution of a new designation; or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits hereunder; then, the Plan Administration Committee shall direct the distribution of such benefits to the Participant's estate.

         3.4 Death of Beneficiary. At the death of the beneficiary who is entitled to receive payments hereunder, the balance (if any) then remaining in the Participant's Account shall be paid in a lump sum to the beneficiary's estate. Such payment shall completely discharge the Company's obligations under this Plan.

         3.5 Change of Beneficiary. Notwithstanding any other provision of this Plan, any beneficiary designation may be changed by a Participant at any time by the written filing of such change on a form prescribed by the Plan Administration Committee.


4.       ACCOUNTS.

         4.1 Separate Accounts. The Plan Administration Committee shall establish a separate Account for each Participant, to which it will credit each amount required to be credited hereunder. The Account thus established shall be a bookkeeping Account, and shall not grant to any Participant any security interest or other prior right in any assets of the Company by reason of such credits.




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         4.2     Timing of Credit.

                 (a) Subject to Section 5.2(c), as of the first day of each month, the Plan Administration Committee shall credit to each Participant's Account that portion of such Participant's regular monthly Compensation earned during the immediately preceding month for which a deferral election under Section 2.1 is in effect.

                 (b) Subject to Section 5.2(c), with respect to each deferral election under Section 2.1 or 2.2 that defers any bonus, commission, variable compensation or other element of Compensation that is not regular monthly compensation, the Plan Administration Committee shall credit to each Participant's Account the amount of the deferral election as of the date the bonus, commission, variable compensation or other Compensation, if any, is awarded by the Company to the Participant.

         4.3 Interest. As of the first day of each calendar quarter, the Plan Administration Committee shall credit to each Participant's Account interest on the average daily balance of such Account during the immediately preceding calendar quarter, using the actual number of days in the calendar quarter, at an interest rate determined as follows:

         As of January 1 of each year, commencing with the Effective Date, the Plan Administration Committee will determine the applicable interest rate for the then commencing Plan Year by reference to the interest rate which would be applicable as of such date to any unsecured junior debt offering by Washington Mutual Bank or by a comparable financial institution or public corporation. Such determination will be made by the Committee, which shall request an estimate of such debt offering interest rate from at least one nationally-recognized investment banking firm. The interest rate so determined will be set forth in writing and kept with the Plan records, and will be applicable to all Compensation amounts deferred by Participants during the Plan Year.

5.       PAYMENT OF ACCOUNT BALANCE.

         5.1 Payment Method. Following the Participant's Termination Date, the Company shall pay the Participant's Account balance under this Plan to such Participant in accordance with the payment option designated by the Participant pursuant to Section 2.4 hereof. In the event of the death of the Participant prior to payment of the entire Account balance, payment shall be made to such Participant's beneficiary or beneficiaries designated under Section 3 in accordance with the payment method designated by the Participant pursuant to
Section 2 hereof, or in accordance with any accelerated method (including lump sum) as the Plan Administration Committee shall determine in its sole discretion.

         5.2     Withholding and Offset.

                 (a) Any payment or other distribution of benefits under this Plan may be reduced by any amount required to be withheld by the Company under any applicable law, rule, regulation, order or other requirement, now or hereafter in effect, of any governmental authority.




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                 (b)      If a Participant becomes entitled to a distribution
         of benefits under the Plan, and if at such time such Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owing it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administration Committee.

                 (c) If any tax withholding is required with respect to Compensation deferred hereunder, the Company shall withhold such amounts as are required from Compensation paid to the Participant that is not deferred; provided that if there is insufficient non- deferred Compensation to allow for the required withholding the withholding shall be taken from the deferred Compensation and the Participant's credit under Section 4.2 shall be reduced accordingly.

         5.3 Payment for Unforeseeable Emergency. A Participant shall not be entitled to withdraw any portion of the balance of his or her Account except that, in cases of an unforeseeable emergency, the Plan Administration Committee may authorize, on a uniform and nondiscriminatory basis and taking into account other resources reasonably available to the Participant, payment of so much of the Participant's Account as is required to meet the need created by the emergency. For the purposes hereof, an "unforeseeable emergency" is an unanticipated emergency that is caused by an event beyond the control of the Participant or the Participant's beneficiary and that would result in severe financial hardship to the individual if early withdrawal were not permitted. Without limiting the generality of the foregoing, an unforeseeable emergency shall include a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, as determined by the Plan Administration Committee in its sole discretion, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

                 (a) through reimbursement or compensation by insurance or otherwise;

                 (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

                 (c)      by cessation of deferrals under this Plan.

         For the purposes hereof, examples of what are not considered to be unforeseeable emergencies shall include the need to send a Participant's child to college or the desire to purchase a home.

         5.4 Limitation on Liability. The Company's maximum liability to make payments hereunder is limited to the amount of the Participant's Account (including the interest thereon pursuant to Section 4.3 above).




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6.       ADMINISTRATION OF THE PLAN.

         The Board shall from time to time appoint a committee, which shall be designated the Plan Administration Committee, to administer the Plan. The Board may fix or change the number of members of the Committee at any time at its discretion. Each member of the Plan Administration Committee shall serve until such member resigns or becomes unable to serve due to death or disability or until such member is removed by the Board. The Plan Administration Committee shall administer and interpret the Plan and for that purpose may make, amend or revoke rules and regulations at any time. The Committee also shall make determinations about benefits hereunder. All decisions of the Plan Administration Committee shall be by vote of a majority of its members eligible to vote on a particular matter, and shall be final and binding on all parties. The Plan Administration Committee shall have absolute discretion to carry out its responsibilities hereunder. Members of the Plan Administration Committee shall be eligible to participate in the Plan while serving as a member of the Committee; provided, however, that no member shall be entitled to vote or take any other action as part of the Committee with respect to such member's benefits or any other matter affecting such member's rights as a Participant under the Plan.


7.       CLAIMS PROCEDURE.

         7.1 Claims Procedure. Any person desiring a benefit under, interpretation or construction of, ruling under or information regarding this Plan shall submit a written request therefor to the Plan Administration Committee. The Committee shall respond in writing to any such request as soon as practicable. Any interpretation or construction of, and any ruling under, this Plan by the Plan Administration Committee shall be final and binding on all parties.

         7.2 Denial of Claim. If a claim for benefits is denied in whole or in part, the Plan Administration Committee shall notify the claimant of such denial and of his or her right to a conference with an individual designated in the notice for the purpose of explaining the denial. If the claimant does not want such a conference, or is dissatisfied with its outcome, he or she shall be furnished in writing, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which the denial is based, a description of any additional material necessary for his or her to perfect his or her claim, an explanation of why such material is necessary, and an explanation of this Plan's review procedure as described in Section 7.3 below.

         7.3 Review Procedure. Any person, or his or her duly authorized representative, whose claim for benefits under this Plan has been denied in whole or in part, may appeal from such denial to the Plan Administration Committee by submitting to the Committee a written request for review within 75 days after receiving notice of denial. The Plan Administration Committee shall give the claimant an opportunity to review pertinent documents relating to the denial in preparing his or her request for review. The request must set forth all the grounds upon which it is based, supporting facts and documents, and any other matters which the claimant deems pertinent, and the relief sought. The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in





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
making its review. The Plan Administration Committee shall act upon a request for review within 60 days after receipt thereof unless special circumstances require further time, but in no event later than 120 days after such receipt. If the Plan Administration Committee confirms the denial in whole or in part, the Committee shall give written notice to the claimant setting forth, in a manner calculated to be understood by the claimant, the specific reasons for denial and specific reference to the Plan provisions on which the decision was based. The determination of the Plan Administration Committee upon such review shall be final and conclusive and shall be binding upon the claimant and all persons claimed by, through or under him or her, subject, however, to any right of appeal under applicable law.


8.       AMENDMENT AND TERMINATION OF PLAN.

         8.1 Amendment. The Board may at any time amend this Plan, provided that no amendment shall deny or reduce any amounts previously credited to any Participant's Account.

         8.2     Termination.

                 (a) The Board may at any time terminate this Plan, if in its judgment the continuance of the Plan, or the tax, accounting or other effects thereof would not be in the best interest of the Company.

                 (b) Upon any termination of the Plan under this Section 8.2, the Participant will be deemed to have withdrawn from the Plan as of the date of such termination, the remaining deferred Compensation for the balance of the calendar quarter shall prospectively cease to be deferred for such calendar quarter, and the Company will pay to Participant the then balance in the Participant's Account at such times and pursuant to such terms and conditions as the Board in its sole discretion shall determine.


9.       MISCELLANEOUS.

         9.1 Unsecured General Creditor; Unfunded Plan. A Participant and such Participant's beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of Participant, Participant's beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all assets of the Company shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation hereunder shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. It is the intention of the parties hereto that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

         9.2 Plan Administrator. With respect to ERISA, the Plan Administration Committee shall be the plan administrator and named fiduciary as to this Plan and the corporate secretary of WM, Inc. shall be the agent for purposes of receiving legal process.





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
         9.3 No Right to Employment. This Plan shall not confer upon any person the right to be retained in the employ of the Company, interfere with the right of the Company to discharge or otherwise deal with any person without regard to the existence of this Plan or otherwise be interpreted or construed as creating or modifying any employment or other contract between the Company and any person.

         9.4 Alienation. No right, interest or benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, security interest, encumbrance, charge, execution, attachment, garnishment or legal process by the creditors of the Participant or the Participant's beneficiary, and any attempt to do so shall be void.

         9.5 Information. Participants and their beneficiaries under this Plan shall provide such authorizations, elections, designations and other information as the Plan Administration Committee shall deem necessary for the proper administration of this Plan. All such authorizations, elections, designations and other information shall be in form approved by the Committee. The Plan Administration Committee shall not be obligated to determine the accuracy or authenticity of any information provided by any Participant or beneficiary under this Plan and any payment or other distribution of benefits based thereon shall be binding on such person, or on anyone claiming by, through or under such person, and shall completely discharge any liability under this Plan to the extent of any payment made.

         9.6 Headings. Headings of sections and paragraphs of this Plan are inserted for convenience of reference only and shall not constitute a part of this Plan.

         9.7 Applicable Law. This Plan shall be interpreted, construed and enforced in accordance with the laws of the State of Washington, except insofar as state law has been preempted by ERISA.

         9.8 Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect in any respect whatsoever, the remainder of this Plan.





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